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                      October 19, 2022

       Jay Madhu
       Chief Executive Officer
       Oxbridge Acquisition Corp.
       Suite 201, 42 Edward Street
       George Town, Grand Cayman
       Cayman Islands, KY1-9006

                                                        Re: Oxbridge
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Form 14A
                                                            Filed October 11,
2022
                                                            File No. 001-40725

       Dear Jay Madhu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction
       cc:                                              Curt Creely